CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1, 2018, relating to the financial statements and financial highlights of Rational Dividend Capture Fund, Rational Risk Managed Emerging Markets Fund, Rational Hedged Return Fund, Rational Dynamic Brands Fund, Rational Strategic Allocation Fund, Rational/ReSolve Adaptive Asset Allocation Fund (formerly, Rational Dynamic Momentum Fund), and Rational Iron Horse Fund, each a series of Mutual Fund and Variable Insurance Trust, for the year or period ended December 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 25, 2018